Exhibit 21.1

Next Technology Holding Inc

(Formerly known as WeTrade Group Inc.)

List of Subsidiaries

Name of Subsidiaries	Jurisdiction of Incorporation or Organization

VDao Technology Limited	Hong Kong

Next Investment Group Limited	British Virgin Islands